Everlake Life Insurance Company

3100 Sanders Road, Suite 303 Northbrook, IL 60062

Phone 847.665.9930

Email angela.fontana@everlakelife.com

Angela K. Fontana

Senior Vice President,

Chief Legal Officer and Secretary

April 13, 2026

VIA EDGAR

To:	Everlake Life Insurance Company Northbrook, IL 60062

From:	Angela K. Fontana Senior Vice President, Chief Legal Officer and Secretary

Re:	Everlake Life Insurance Company Post-Effective Amendment to Registration Statement on Form N-4 File No. 333-270984

With reference to the Post-Effective Amendment on Form N-4 listed above filed by Everlake Life Insurance Company (the “Company”) with the Securities and Exchange Commission covering the Market Value Adjusted Fixed Account Option under the Flexible Premium Deferred Variable Annuity Contracts, known as Variable Annuity, Variable Annuity (L Share), STI Classic Variable Annuity, Advisor - STI, and Advisor Preferred – STI (the “Contracts”) described therein, I have examined such documents and such law as I have considered necessary and appropriate for the purpose of rendering this opinion. On the basis of such examination, it is my opinion that:

1)	The Company is duly organized and existing under the laws of the State of Illinois and has been duly authorized to do business and to issue the Contracts by the Director of Insurance of the State of Illinois.

2)	The securities registered by the above Post-Effective Amendment when issued will be valid, legal and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Post-Effective Amendment.

Sincerely,

/s/ Angela K. Fontana
Angela K. Fontana
Senior Vice President, Chief Legal Officer and Secretary